Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

January 25, 2018

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS

•	Quarterly U.S. Land revenue days (activity) increased by approximately 4%
•	H&P’s spot pricing in the U.S. Land market continued to increase (approximately 4%) from the date of the fourth quarter results announcement (November 16, 2017) to January 25, 2018
•	Quarterly U.S. Land adjusted average rig margin per day increased by approximately 11%(1)
•	H&P’s U.S. Land contracted rig count increased by approximately 4% from 197 rigs at September 30, 2017 to 204 rigs at December 31, 2017, compared to a slight decline in the industry rig count(2)
•	Upgraded 16 FlexRigs to super-spec(3) capacity during the first fiscal quarter of 2018

Helmerich & Payne, Inc. (NYSE:HP) reported net income of $500 million or $4.55 per diluted share from operating revenues of $564 million for the first quarter of fiscal 2018.  Net income per diluted share includes $4.57 of after-tax gains comprised of select items(4), the most significant of which is a non-cash gain of approximately $501 million related to a reduction of H&P’s deferred income tax liability as a  result of applying the new corporate tax rate enacted by the Tax Cuts and Jobs Act(5).

President and CEO John Lindsay commented, “Our team continued to deliver better-than-expected results. Setting aside the significant and favorable impact of the non-cash adjustment related to the new tax law, our operational results exceeded expectations in the first fiscal quarter. We are encouraged by an improving macro outlook for oil prices, and the prospect of an increasing level of rig activity that it portends.

“One of the primary factors driving rig pricing is the continued demand for high capacity super-spec rigs and the near full utilization of that portion of the U.S. fleet.  A significant driver for super-spec rig demand last year was an average 15% increase in the length of laterals, and we expect this trend to continue.  H&P has over 40% of the active super-spec rigs and with that portion of the industry fleet fully utilized we believe pricing should continue to improve.  We also have a significant advantage for future growth as we have roughly half of the 200 to 250 upgradeable rigs available in the U.S. market today that could be readily upgraded to super-spec capacity.

“We are well equipped for the industry’s digital evolution.  With our acquisitions of Motive Drilling Technologies and MagVAR we can provide additional value for our customers through improved wellbore quality and placement. Both companies are technology leaders in their respective space and the demand for their offerings is increasing as the importance of wellbore accuracy grows with longer laterals and tighter well spacing.

“Our people, performance, technology, reliability and uniform FlexRig fleet remain our strongest competitive advantages. Our most recent acquisitions add an attractive dimension to our strategic vision and further differentiate us from others in the market.  Along with our scale and financial rigor, we are able to continue to provide superior value to customers and shareholders.”

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News Release

January 25, 2018

Operating Segment Results for the First Quarter of Fiscal 2018

U.S. Land Operations:

Segment operating income increased by $28.9 million to $24.7 million sequentially.  For the third quarter in a row, the favorable change was primarily attributable to an increase in quarterly revenue days and a higher average rig margin per day.  The segment’s Depreciation expense for the quarter includes non-cash charges of $7.2 million for abandonments of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $15.4 million during the fourth fiscal quarter of 2017.

The number of quarterly revenue days increased sequentially by approximately 4%.  Adjusted average rig revenue per day increased by $483 to $22,167(1) as pricing continued to improve throughout the quarter.  The average rig expense per day decreased sequentially by $359  to $13,546; the decrease in the average was mostly attributable to lower than anticipated self-insurance expenses.  The corresponding adjusted average rig margin per day increased sequentially by $842 to $8,621(1).

Offshore Operations:

Segment operating income increased by  $3.7 million to $8.7 million  sequentially primarily as a result of higher management contract contributions and slightly higher average rig margins during the quarter.  Management contracts on customer-owned platform rigs contributed approximately $6.5 million to the segment’s operating income, compared to approximately $2.5 million during the prior quarter.  The number of quarterly revenue days on H&P-owned platform rigs decreased sequentially by approximately 6%, and the average rig margin per day increased sequentially by $287 to $12,375.

International Land Operations:

The segment had operating income this quarter as compared to an operating loss during the previous quarter.  The $5.5 million sequential increase in operating income was primarily attributable to a higher number of revenue days during the quarter.  Revenue days increased during the quarter by 23% to 1,587.    The average rig margin per day decreased by $1,035 to $11,351.  Both the first fiscal quarter and the prior quarter benefited from favorable adjustments that are not expected to recur going forward.

Operational Outlook for the Second Quarter of Fiscal 2018

U.S. Land Operations:

•

Quarterly revenue days expected to increase by approximately 1% to 2% sequentially (representing a 3% to 4% increase in the average number of active rigs given the lower number of calendar days during the second fiscal quarter)

•	Average rig revenue per day expected to be roughly flat to slightly up as compared to the first fiscal quarter (excluding any impact from early termination revenue)
•	Average rig expense per day expected to be roughly $13,900

Offshore Operations:

•	Quarterly revenue days expected to decrease by approximately 2% sequentially (as a result of the lower number of calendar days during the second fiscal quarter)
•	Average rig margin per day expected to be approximately $11,500
•	Management contracts expected to generate approximately $4 million in operating income

International Land Operations:

•

Quarterly revenue days expected to decrease by approximately 4% sequentially (representing a 2% decline in the average number of active rigs given the lower number of calendar days during the second fiscal quarter)

•	Average rig margin per day expected to be roughly $8,000

Other Estimates for Fiscal 2018

•

Given the continued improvement in market conditions and corresponding opportunities, fiscal 2018 capital expenditures are now expected to be approximately  $350 million, up from our original estimate of $250 to $300 million.

•	The estimate for general and administrative expenses for fiscal 2018 is now approximately $180 million.

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News Release

January 25, 2018

Other Highlights

•

On December 8, 2017 H&P continued to add to its Family of Solutions by acquiring Magnetic Variation Services, LLC (MagVAR), an industry leader in enhancing the accuracy of directional drilling and wellbore placement.

•	Since November 16, 2017, 10 AC drive FlexRigs were upgraded to super-spec(3) capacity resulting in 171 super-spec rigs in our fleet today.
•

On December 5, 2017, Directors of the Company declared a quarterly cash dividend of $0.70 per share on the Company’s common stock payable March 1, 2018 (as filed on Form 8‑K at the time of the declaration).

Select Items Included in Net Income (or Loss) per Diluted Share

First Quarter of Fiscal 2018 net income of $4.55 per diluted share included $4.57 in after-tax gains comprised of the following:

•	$4.55 of income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act in calculating the Company’s new deferred income tax liability
•	$0.03 of after-tax income from long-term contract early termination compensation from customers
•	$0.04 of after-tax gains related to the sale of used drilling equipment
•	$(0.05) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment

Fourth Quarter of Fiscal 2017 net loss of $(0.21) per diluted share included $(0.07) in after-tax losses comprised of the following:

•	$0.03 of after-tax income from long-term contract early termination compensation from customers
•	$0.02 of after-tax gains related to the sale of used drilling equipment
•

$0.03 of after-tax gains related to a favorable adjustment to interest and other expenses as a result of the reversal of previously booked uncertain tax positions where the statute of limitations has expired

•	$(0.11) of after-tax losses from abandonment charges related to the decommissioning of used drilling equipment
•	$(0.04) of income tax adjustments related to a net operating loss carryback to a prior fiscal year that caused a reduction of prior year Section 199 domestic production deductions

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of January 25, 2018, the Company’s fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.

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News Release

January 25, 2018

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release include FlexRig and Family of Solutions, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(2)  The overall market’s decrease of seven rigs (less than 1%) was calculated using the U.S. Land rig counts corresponding to the last weeks of the third and fourth calendar quarters of 2017 as publicly published by BHGE.

(3)  The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

(4)  See the corresponding section of this release for details regarding the select items.

(5) On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law, effective January 1, 2018.  H&P continues to analyze the effect of the new tax law on the Company’s tax position, which may result in further adjustments to our income tax provision.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588‑5190

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News Release

January 25, 2018

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
CONSOLIDATED STATEMENTS OF	December 31	September 30	December 31
OPERATIONS	2017	2017	2016

Operating Revenues:
Drilling — U.S. Land	$461,640	$439,404	$263,636
Drilling — Offshore	33,366	32,505	33,812
Drilling — International Land	63,214	55,109	68,031
Other	5,867	5,286	3,111
	$564,087	$532,304	$368,590

Operating costs and expenses:
Operating costs, excluding depreciation and amortization	373,083	367,346	247,679
Depreciation and amortization	143,267	153,876	133,847
General and administrative	46,548	40,331	34,262
Research and development	3,234	3,462	2,808
Income from asset sales	(5,565)	(3,034)	(842)
	560,567	561,981	417,754

Operating income (loss)	3,520	(29,677)	(49,164)

Other income (expense):
Interest and dividend income	1,724	1,887	990
Interest expense	(5,773)	(2,244)	(5,055)
Other	530	2,125	387
	(3,519)	1,768	(3,678)

Income (loss) from continuing operations before income taxes	1	(27,909)	(52,842)
Income tax benefit	(500,641)	(6,198)	(18,288)
Income (loss) from continuing operations	500,642	(21,711)	(34,554)

Income (loss) from discontinued operations, before income taxes	(519)	580	(424)
Income tax provision	17	1,401	85
Loss from discontinued operations	(536)	(821)	(509)

NET INCOME (LOSS)	$500,106	$(22,532)	$(35,063)

Basic earnings per common share:
Income (loss) from continuing operations	$4.57	$(0.20)	$(0.33)
Loss from discontinued operations	$—	$(0.01)	$—

Net income (loss)	$4.57	$(0.21)	$(0.33)

Diluted earnings per common share:
Income (loss) from continuing operations	$4.55	$(0.20)	$(0.33)
Loss from discontinued operations	$—	$(0.01)	$—

Net income (loss)	$4.55	$(0.21)	$(0.33)

Weighted average shares outstanding:
Basic	108,683	108,588	108,276
Diluted	109,095	108,588	108,276

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News Release

January 25, 2018

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	December 31	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2017	2017

ASSETS
Cash and cash equivalents	$383,664	$521,375
Short-term investments	42,541	44,491
Other current assets	740,139	669,398
Current assets of discontinued operations	2	3
Total current assets	1,166,346	1,235,267
Investments	83,943	84,026
Net property, plant, and equipment	4,950,400	5,001,051
Other assets	161,407	119,644

TOTAL ASSETS	$6,362,096	$6,439,988

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$355,668	$344,311
Current liabilities of discontinued operations	94	74
Total current liabilities	355,762	344,385
Non-current liabilities	918,346	1,434,098
Non-current liabilities of discontinued operations	4,470	4,012
Long-term debt less unamortized discount and debt issuance costs	493,168	492,902
Total shareholders’ equity	4,590,350	4,164,591

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,362,096	$6,439,988

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News Release

January 25, 2018

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2017	2016
		As adjusted
OPERATING ACTIVITIES:
Net income (loss)	$500,106	$(35,063)
Adjustment for loss from discontinued operations	536	509
Income (loss) from continuing operations	500,642	(34,554)
Depreciation and amortization	143,267	133,847
Changes in assets and liabilities	(577,277)	(32,585)
Income from asset sales	(5,565)	(842)
Other	11,205	8,524
Net cash provided by operating activities from continuing operations	72,272	74,390
Net cash used in operating activities from discontinued operations	(57)	(19)
Net cash provided by operating activities	72,215	74,371

INVESTING ACTIVITIES:
Capital expenditures	(91,698)	(82,127)
Purchase of short-term investments	(16,183)	(15,025)
Payment for acquisition of business, net of cash acquired	(47,832)	—
Proceeds from sale of short-term investments	18,120	13,900
Proceeds from asset sales	8,749	1,209
Net cash used in investing activities	(128,844)	(82,043)

FINANCING ACTIVITIES:
Dividends paid	(76,503)	(76,176)
Proceeds from stock option exercises	892	10,253
Payments for employee taxes on net settlement of equity awards	(5,471)	(6,073)
Net cash used in financing activities	(81,082)	(71,996)

Net decrease in cash and cash equivalents	(137,711)	(79,668)
Cash and cash equivalents, beginning of period	521,375	905,561
Cash and cash equivalents, end of period	$383,664	$825,893

“As adjusted” – Effective October 1, 2017, we adopted Accounting Standards Update No.  2016-09,  Improvements to Employee Share-Based Payment Accounting. The cash flow statement for the three months ended December 31, 2016 has been adjusted to reflect changes that were applied retrospectively from that adoption.

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News Release

January 25, 2018

	December 31	September 30	December 31
SEGMENT REPORTING	2017	2017	2016
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$461,640	$439,404	$263,636
Direct operating expenses	299,064	297,978	170,606
General and administrative expense	13,993	13,150	11,642
Depreciation	123,838	132,438	112,276
Segment operating income (loss)	$24,745	$(4,162)	$(30,888)

Revenue days	18,362	17,593	9,784
Average rig revenue per day	$22,400	$21,944	$24,788
Average rig expense per day	$13,546	$13,905	$15,204
Average rig margin per day	$8,854	$8,039	$9,584
Rig utilization	57%	55%	31%

OFFSHORE OPERATIONS
Revenues	$33,366	$32,505	$33,812
Direct operating expenses	21,122	24,069	22,845
General and administrative expense	1,165	918	916
Depreciation	2,354	2,469	3,267
Segment operating income	$8,725	$5,049	$6,784

Revenue days	460	491	644
Average rig revenue per day	$35,776	$34,797	$31,317
Average rig expense per day	$23,401	$22,709	$20,839
Average rig margin per day	$12,375	$12,088	$10,478
Rig utilization	63%	67%	78%

INTERNATIONAL LAND OPERATIONS
Revenues	$63,214	$55,109	$68,031
Direct operating expenses	46,737	42,949	53,350
General and administrative expense	1,132	785	669
Depreciation	11,811	13,374	13,187
Segment operating income (loss)	$3,534	$(1,999)	$825

Revenue days	1,587	1,291	1,157
Average rig revenue per day	$38,039	$40,540	$55,880
Average rig expense per day	$26,688	$28,154	$42,911
Average rig margin per day	$11,351	$12,386	$12,969
Rig utilization	45%	37%	33%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$50,315	$53,357	$21,098
Offshore Operations	$4,098	$5,900	$4,431
International Land Operations	$2,861	$2,762	$3,377

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News Release

January 25, 2018

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended
	December 31	September 30	December 31
	2017	2017	2016
Operating income (loss)
U.S. Land	$24,745	$(4,162)	$(30,888)
Offshore	8,725	5,049	6,784
International Land	3,534	(1,999)	825
Other	(7,317)	(3,697)	(2,049)
Segment operating income (loss)	$29,687	$(4,809)	$(25,328)
Corporate general and administrative	(28,549)	(24,506)	(21,035)
Other depreciation	(3,545)	(3,796)	(4,077)
Inter-segment elimination	362	400	434
Income from asset sales	5,565	3,034	842
Operating income (loss)	$3,520	$(29,677)	$(49,164)

Other income (expense):
Interest and dividend income	1,724	1,887	990
Interest expense	(5,773)	(2,244)	(5,055)
Other	530	2,125	387
Total other income (expense)	(3,519)	1,768	(3,678)

Income (loss) from continuing operations before income taxes	$1	$(27,909)	$(52,842)

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News Release

January 25, 2018

SUPPLEMENTARY STATISTICAL INFORMATION

The tables and information that follow are additional statistical information that may also help provide further clarity and insight into the operations of the Company.

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	December 31	September 30
	2017	2017
	(in dollars per revenue day)
U.S. Land Operations
Early contract termination revenues	$233	$260
Total impact per revenue day:	$233	$260

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	January 25	December 31	September 30	Q1FY18
	2018	2017	2017	Average
U.S. Land Operations
Term Contract Rigs	109	102	100	101.7
Spot Contract Rigs	97	102	97	97.9
Total Contracted Rigs	206	204	197	199.6
Idle or Other Rigs	144	146	153	150.4
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 01/25/18)

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY18	FY18	FY18	FY19	FY19	FY19	FY19
U.S. Land Operations	104.1	91.4	74.1	63.7	29.1	24.5	20.9
International Land Operations	10.8	10.0	10.0	10.0	10.0	10.0	10.0
Offshore Operations	2.0	1.9	0.3	—	—	—	—
Total	116.9	103.3	84.4	73.7	39.1	34.5	30.9

(1) The above term contract coverage excludes long-term contracts for which the Company received early contract termination notifications as of 01/25/18. Given notifications as of 01/25/18, the Company expects to generate approximately $4 million in the second fiscal quarter of 2018 and approximately $6 million over the next 9 months from early terminations corresponding to long-term contracts and related to its U.S. Land segment. All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

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